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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _____ )*


                          Visigenic Software, Inc.
        -------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ---------------------------------------------------
                       (Title of Class of Securities)

                                 92829T 10 2
                  -----------------------------------------
                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)

                               Page 1 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 92829T 10 2                   13G              PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Prasad Mokkapati

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            761,735

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             761,735

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      761,735

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 92829T 10 2                   13G              PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

Item 1(a) Name of Issuer:

          Visigenic Software, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          951 Mariner's Island Blvd.
          Suite 120
          San Mateo, CA 94404

Item 2(a) Name of Person(s) Filing:

          Prasad Mokkapati

Item 2(b) Address of Principal Business Office:

          951 Mariner's Island Blvd.
          Suite 120
          San Mateo, CA 94404


Item 2(c) Citizenship:   United States of America

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  92829T 10 2

Item 3    The person(s) filing is(are):

          (a)  [_]  Broker or Dealer registered under section 15 of the Act

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

          (c)  [_]  Insurance Company as defined in section 3(a)(19) of the Act

          (d) [_] Investment Company registered under section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see (S) 240.13d-1(b)(1)(ii)(F)

          (g)  [_]  Parent Holding Company, in accordance with
                    (S) 240.13d-1(b)(1)(ii)(G). (Note: See Item 7)

                               Page 3 of 5 pages

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-----------------------                                  ---------------------
  CUSIP NO. 92829T 10 2                   13G              PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------

Item 4    Ownership

          (a) Amount Beneficially Owned:
              761,735

          (b) Percent of Class:  5.2%, based on 14,553,113 shares outstanding on December 31, 1997.

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote
                   761,735

              ii)  shared power to vote or to direct the vote  0

              iii) sole power to dispose or to direct the disposition of
                   761,735

              iv)  shared power to dispose or to direct the disposition of
                   0

Item 5    Ownership of 5% or Less of a Class:  N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7    Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company   N/A

Item 8    Identification and Classification of Members of the Group:  N/A

Item 9    Notice of Dissolution of the Group:  N/A

Item 10   Certification   N/A


                               Page 4 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 92829T 10 2                   13G              PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 6, 1998


                                                      /s/ Prasad Mokkapati
                                                --------------------------------
                                                Prasad Mokkapati

                               Page 5 of 5 pages